PURCHASE AND SALE AGREEMENT

AMONG

GOTTSCHALKS CREDIT RECEIVABLES CORPORATION,

GOTTSCHALKS INC.

AND

HOUSEHOLD BANK (SB), N.A.

Dated as of January 30, 2003

TABLE OF CONTENTS

ARTICLE 1 1

ARTICLE 2 PURCHASE OF ACCOUNT PORTFOLIO ASSETS 7

Section 2.1 Purchase 7

Section 2.2 Preliminary Information 8

Section 2.3 Purchase Price 8

Section 2.4 Escrow Contribution 9

ARTICLE 3 THE CLOSING AND POST-CLOSING ADJUSTMENTS 9

Section 3.1 Place and Date of Closings 9

Section 3.2 Buyer's Deliveries at Closings. 9

Section 3.3 Sellers' Deliveries at Closings 10

Section 3.4 Final Closing Statement 11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES 13

Section 4.1 General Representations and Warranties of Gottschalks 13

Section 4.2 General Representations and Warranties of GCRC 14

Section 4.3 Representations and Warranties of Gottschalks Regarding the Accounts and the Indebtedness 15

Section 4.4 Representations and Warranties of GCRC Regarding the Indebtedness 17

Section 4.5 General Representations and Warranties of Buyer 19

ARTICLE 5 CONDITIONS PRECEDENT 20

Section 5.1 Conditions to Obligations of Buyer 20

Section 5.2 Conditions to Obligations of Sellers 21

ARTICLE 6 AGREEMENTS AND COVENANTS 22

Section 6.1 [INTENTIONALLY OMITTED] 22

Section 6.2 No Sale of Assets 22

Section 6.3 Tax on Sale 22

Section 6.4 Public Announcements 22

Section 6.5 Confidentiality 23

Section 6.6 Conversion of Accounts 24

Section 6.7 Credit Bureau Reporting 25

Section 6.8 Further Assistance 25

Section 6.9 Securitization 25

Section 6.10 Cross-Reference File 25

Section 6.11 Bulk Sales Laws 25

Section 6.12 UCC Financing Statements 25

ARTICLE 7 INDEMNIFICATION 26

Section 7.1 Indemnification by Sellers 26

Section 7.2 Indemnification by Buyer 26

Section 7.3 Procedures 27

Section 7.4 Limitations on Indemnification 28

Section 7.5 Survival 28

ARTICLE 8 TERMINATION 29

Section 8.1 Grounds for Termination 29

ARTICLE 9 MISCELLANEOUS 29

Section 9.1 Waiver 29

Section 9.2 No Joint Venture 29

Section 9.3 Payment Terms 30

Section 9.4 Entire Agreement 30

Section 9.5 Notices 30

Section 9.6 Amendment; Modification 31

Section 9.7 Governing Law; Waiver of Jury Trial 31

Section 9.8 Dispute Resolution 31

Section 9.9 Severability 33

Section 9.10 Assignment 33

Section 9.11 Accounting Terms 33

Section 9.12 Singular and Plural 33

Section 9.13 Headings 33

Section 9.14 Expenses 33

Section 9.15 Counterparts 34

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made and entered into as of the 30th day of January, 2003 by and among Gottschalks Inc., a Delaware corporation ("Gottschalks"), with its principal place of business at 7 River Park Place East, Fresno, California 93720, Gottschalks Credit Receivables Corporation, a Delaware corporation ("GCRC", together with Gottschalks, "Sellers"), with its principal place of business at 7 River Park Place East, Fresno, California 93720, and Household Bank (SB), N.A., a national banking association ("Buyer" or "Household"), with its principal place of business at 1111 Town Center Drive, Las Vegas, NV 89144.

WITNESSETH

WHEREAS, Gottschalks currently operates department and specialty stores and establishes credit card accounts and extends credit to individuals for the purchase of Gottschalks' goods and services;

WHEREAS, on March 1, 1999, Gottschalks entered into an agreement with GCRC pursuant to which it sold and continues to sell on an ongoing basis the receivables that arise from the sale of goods and services to Gottschalks' revolving credit card accountholders and which are associated with the portfolio of credit card accounts;

WHEREAS, Sellers desire to sell on each Closing Date the portfolio of credit card accounts, accounts receivable and related assets; and

WHEREAS, Buyer desires to purchase from Sellers on each Closing Date accounts, accounts receivable and related assets with respect to the revolving credit program established by Gottschalks on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein, the benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definition of Terms Used in the Agreement.

The following terms shall have the following meanings when used in this Agreement:

"Account" means (a) each private label credit card account, Indebtedness, and any related contract right, chose in action, general intangible, chattel paper, instrument, document, note, and proceeds thereof, wherever located, whether now owned or hereafter acquired by any Seller, (b) all Account Documentation evidencing the same, (c) any and all rights and remedies as to stoppage-in-transit, reclamation, return and repossession of Merchandise and Cross-Marketing Merchandise financed pursuant thereto, and (d) all rights as to any Merchandise, Cross-Marketing Merchandise, goods or other property, contracts of indemnity, guaranties or sureties, proceeds of insurance and other proceeds at any time standing as security therefor, in each of (a) - (d) solely arising out of Credit Card Agreements; provided, that "Account" shall not include any Account as of the applicable Cut-Off Time, (i) that is greater than 180 days contractually delinquent, (ii) as to which any Seller has charged off the balance or any portion thereof, (iii) that is a Bankruptcy Account, (iv) as to which any Seller has executed a reaffirmation agreement with an Account Debtor who filed a petition under the Bankruptcy Code, (v) as to which the Account Debtor is deceased, (vi) as to which any Seller has notice of actual or possible fraud from the Account Debtor, (vii) that is a Lost or Stolen Account, (viii) that is a gift card account, (ix) that is a debit card account, (x) that is subject to any pending litigation, or (xi) as to which any Seller has violated any representation or warranty set forth in Sections 4.3(e) and 4.4(e) hereof.

"Account Debtor" means any Person who is or who may become obligated pursuant to an Account and whose Account has not been purged from Gottschalks' or Buyer's systems.

"Account Documentation" means any and all documentation relating solely to a Current Account or Subsequent Account, as the case may be, to the extent such documentation is in any Seller's possession or control as of the Cut-Off Time, including, without limitation, applications for such Accounts, Credit Card Agreements, sales orders, billing statements, memoranda and all correspondence, magnetic tapes, disks, or hardcopy formats, and all other written material relating solely to such Account.

"Account Portfolio Assets" means all of the following: (i) the Current Accounts or Subsequent Accounts, as the case may be, and (ii) the Customer Structure; provided, however, that the Account Portfolio Assets shall not include the Bankers Trust Company account numbered 1419647, collection account no. 11873, and any payments contained in such collection account.

"Accrued Interest" means interest which has accrued on a Current Account but has not yet been billed to the Account Debtor through the Initial Closing Date and calculated in accordance with the methodology set forth in Exhibit B.

"Affiliate" means, with respect to any Person, any entity that controls, is controlled by, or is under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract, or otherwise.

"Agreement" means this Purchase and Sale Agreement, including all addenda, exhibits, and schedules hereto.

"Agreement Confidential Information" has the meaning assigned to it in Section 6.5(a).

"Assumption Agreement" means the agreement to be executed by Buyer and the Sellers and delivered on the Initial Closing Date pursuant to Sections 3.2(a) and 3.3(a) of this Agreement in substantially the form of Exhibit C and shall be applicable to Accounts transferred on the Initial Closing Date and each Closing Date thereafter.

"Bankruptcy Account" means an account as to which the Account Debtor is a Bankrupt Account Debtor provided that (A) the Bankrupt Account Debtor's bankruptcy case was filed on or prior to the Initial Closing Date, or (B) a Seller or Buyer determines within the period designated in Section 3.4 that such Account Debtor became a Bankrupt Account Debtor prior to the applicable Closing Date based upon a reliable data base.

"Bankrupt Account Debtor" means an Account Debtor who (i) has filed for bankruptcy under the Bankruptcy Code on or prior to the Initial Closing Date and whose bankruptcy case has not been closed or dismissed and (ii) opened the subject Account prior to the commencement of such bankruptcy case.

"Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C.  101 et seq.

"Bill of Sale" means the agreement to be executed by Buyer and the Sellers and delivered on the Initial Closing Date pursuant to Sections 3.2(a) and 3.3(a) of this Agreement in substantially the form of Exhibit D and shall be applicable to Accounts transferred on the Initial Closing Date and each Closing Date thereafter.

"Business Day" means any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in the State of Nevada.

"Buyer Confidential Information" has the meaning assigned to it in Section 6.5(a).

"Buyer Indemnified Parties" has the meaning assigned to it in Section 7.1.

"Closing" means the transfer, from time to time, of the Account Portfolio Assets from the Sellers or Gottschalks, as the case may be, to Buyer in exchange for payment of the Purchase Price upon satisfaction or written waiver of the conditions precedent by the appropriate Party as set forth in this Agreement.

"Closing Date" means each date on which a Closing takes place if all conditions precedent to such Closing have been met, satisfied or waived, which initial date shall be the Initial Closing Date and thereafter shall be the second Business Day after which a Subsequent Account is opened.

"Closing Tape" means an electronic tape or tapes of the Accounts to be transferred as of each Cut-Off Time, which tape or tapes shall be delivered to Buyer on the Business Day immediately after the Initial Closing Date and on each subsequent calendar month-end through and including the Conversion Date, and shall include at least the following information for each Account identified on such Closing Tape: Account number; Account Debtor's name and address; origination date; billed interest; billed fees; credit limit; and aggregated outstanding Indebtedness.

"Code" has the meaning assigned to it in Section 2.3(c).

"Confidential Information" has the meaning assigned to it in Section 6.5(a).

"Conversion Date" has the meaning assigned to it in the Servicing Agreement.

"Credit Card Agreement" means the credit agreement between an Account Debtor and Gottschalks pursuant to which an Account Debtor may be permitted to purchase, from time to time, Merchandise on credit.

"Cross-Marketing Merchandise" means those goods and services, including accessories, extended warranties and delivery services, sold in connection therewith, by any Person other than Gottschalks in connection with the Program.

"Cross-Reference File" means a file regarding Gottschalks' retained portfolio account number listing provided by Gottschalks to Buyer as provided in Section 6.10.

"Current Account" means each Account issued by Gottschalks on or prior to the Initial Closing Date and in existence on the Initial Closing Date.

"Customer Structure" means, as to the Current Accounts or Subsequent Accounts, as the case may be, all Credit Card Agreements, and all rights and privileges accruing under such Credit Card Agreements on and after the Cut-Off Time; all Indebtedness posted to such Accounts after the Cut-Off Time, and fees and revenues of such Accounts related to such Indebtedness which are earned after the Cut-Off Time; any and all rights to process such Accounts; and all Account Debtor records including (i) all lists and compilations in whatever form of such Accounts, the Account Debtors, and the Credit Card Agreements, and (ii) the Account Documentation.

"Cut-Off Time" means (i) for sales of Merchandise, Merchandise returns, in-store payments and miscellaneous adjustments, the close of Gottschalks' business on the second Business Day before each Closing Date, and (ii) for lockbox payments, the close of Gottschalks' business on the first Business Day before each Closing Date.

"Escrow Account" shall have the meaning assigned to it in Section 2.4.

"Escrow Agent" shall have the meaning assigned to it in Section 2.4.

"Escrow Agreement" means the escrow agreement, dated as of the date hereof, among Gottschalks, GCRC, Buyer and the Escrow Agent.

"Estimated Initial Purchase Price" has the meaning assigned to it in Section 2.3(a)(iii).

"Estimated Subsequent Purchase Price" has the meaning assigned to it in Section 2.3(b).

"Federal Funds Interest Rate" means the average of the high and low "Federal Funds" interest rates for the Business Day immediately preceding the Final Settlement Date, as such rate is reported on the Final Settlement Date in the Money Rates Column of The Wall Street Journal or as determined in such other mutually acceptable manner as the Parties agree if The Wall Street Journal is no longer reporting such rate.

"Final Closing Statement" means the final closing statement described in Section 3.4, satisfactory in form and substance to the Parties, which closing statement sets forth the Purchase Price and which reflects all adjustments from the Preliminary Closing Statement and each Subsequent Closing Statement as are agreed to by the Parties with respect to the Current Accounts and Subsequent Accounts for each Closing Date.

"Final Settlement Date" shall have the meaning assigned to it in Section 3.4(a).

"GLBA Privacy Law" means 16 USC 6801-6827, as amended, and the regulations of the applicable Federal banking agency or the Federal Trade Commission thereunder.

"Gottschalks' Revolving Credit Business" means Seller's business with respect to the Account Portfolio Assets.

"Indebtedness" means any account receivable or any other obligation incurred by an Account Debtor in respect of a Current Account or Subsequent Account, as the case may be, including, without limitation, any charges for Merchandise and Cross-Marketing Merchandise, sales tax, and all finance charges, late charges, and other similar charges and fees added to such Account, as such charges are billed pursuant to Sellers' accounting practices and net of any credit balances, returns and payments.

"Indemnified Party" shall have the meaning assigned to it in Section 7.3(a).

"Indemnifying Party" shall have the meaning assigned to it in Section 7.3(a).

"Initial Closing Date" means January 31, 2003 or such other date mutually agreed to by the parties.

"Initial Purchase Price" means the amount to be paid by Buyer to the Sellers on the Initial Closing Date pursuant to Section 2.3(a).

"Lost or Stolen Account" means an account as to which the related credit card or account number has been reported to Gottschalks as lost or stolen.

"Master Trust Agreement" means the Pooling and Servicing Agreement dated as of March 1, 1999 by and among GCRC, as depositor, Gottschalks, as servicer, and Bankers Trust Company, as trustee, as amended and supplemented to the date hereof.

"Merchandise" means department store merchandise offered by Gottschalks, including without limitation, apparel, cosmetics, shoes, jewelry, china, small electrics, housewares, furniture and other related products and services sold by Gottschalks in the ordinary course of Gottschalks' business.

"Party" means (i) when used in the singular, Buyer or any Seller, as the context requires; and (ii) when used in the plural, Buyer and Sellers.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, or government (whether federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department thereof).

"Preliminary Closing Statement" means a draft closing statement that is prepared by Gottschalks and presented to Buyer pursuant to Section 2.2(a).

"Prepaid Program Fee" has the meaning assigned to it in Section 2.3.

"Program" means the revolving credit program established by Gottschalks.

"Program Agreement" means the Credit Card Program Agreement, dated the date hereof, between Buyer and Gottschalks and delivered pursuant to Sections 3.2(a) and 3.3(a) of this Agreement.

"Purchase Price" means, subject to Section 3.4, in the aggregate, the Initial Purchase Price and the Subsequent Purchase Price.

"Related Documents" means the Servicing Agreement, the Program Agreement and all other documents contemplated by this Agreement by the Parties.

"Residual Amount" means the Estimated Initial Purchase Price minus the Securitization Amount.

"Securitization Amount" means the amount to be paid by the Escrow Agent to the trustee under the Master Trust Agreement in full satisfaction of all amounts owed, and in cancellation of, the securities under the Securitization Trust,

"Securitization Creation Documents" means, collectively, (i) the Pooling and Servicing Agreement, dated as of March 1, 1999, among GCRC, as depositor, Gottschalks, as servicer, and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), as amended (the "Pooling and Servicing Agreement"), (ii) the Series 1999-1 Supplement to the Pooling and Servicing Agreement, dated March 1, 1999, among Gottschalks, GCRC and the Trustee (the "1999-1 Supplement"), (iii) the Series 2000-1 Supplement to the Pooling and Servicing Agreement, dated as of November 16, 2000, among Gottschalks, GCRC and the Trustee, as amended (the "2000-1 Supplement"), (iv) Amendment No. 1 to the Pooling and Servicing Agreement and the Series 1999-1 Supplement, dated as of November 16, 2000, among GCRC, Gottschalks and the Trustee, (iv) the Amended and Restated Series 2000-1 Supplement to the Pooling and Servicing Agreement, dated as of November 15, 2001, among GCRC, Gottschalks, and the Trustee, as amended, and (v) the Amended and Restated Receivables Purchase Agreement, dated March 1, 1999, between Gottschalks and GCRC, as amended.

"Securitization Prepayment Documents" means, collectively, the documents listed as items 6-27 of Schedule II to the Escrow Agreement.

"Securitization Trust" means the Gottschalks Credit Card Master Trust, formed pursuant to the Master Trust Agreement.

"Seller" has the meaning assigned to it in the introductory paragraph.

"Seller Indemnified Parties" has the meaning assigned to it in Section 7.2.

"Servicing Agreement" means the Interim Servicing Agreement, dated the date hereof, between Buyer and Gottschalks and delivered pursuant to Sections 3.2(a) and 3.3(a) of this Agreement.

"Subsequent Account" means each Account issued by Gottschalks after the Initial Closing Date and on or prior to the Conversion Date.

"Subsequent Closing Statements" means, collectively, the draft closing statements that are prepared by Gottschalks and presented to Buyer pursuant to Section 2.2(b).

"Subsequent Purchase Price" means the amount to be paid by Buyer to Gottschalks on each Closing Date after the Initial Closing Date pursuant to Section 2.3(b).

"Taxes" means any federal, state, local, or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

"Trust Securities" means, collectively, the securities represented by the certificates listed on Schedule III of the Escrow Agreement.

"UCC Statements" means, collectively, the UCC statements listed as items 21-23 of Schedule II of the Escrow Agreement.

ARTICLE 2

PURCHASE OF ACCOUNT PORTFOLIO ASSETS

Section 2.1    Purchase.

  On the Initial Closing Date, effective as of the Cut-Off Time, and subject to the terms and conditions of this Agreement, each Seller shall sell, assign, and transfer to Buyer, and Buyer shall purchase from each Seller for the Initial Purchase Price, each Seller's entire right, title, and interest in the Account Portfolio Assets as of the Cut-Off Time.
  On each Closing Date after the Initial Closing Date, effective as of the respective Cut-Off Time, and subject to the terms and conditions of this Agreement, Gottschalks shall sell, assign and transfer to Buyer, and Buyer shall purchase from Gottschalks for the applicable Subsequent Purchase Price, Gottschalks' entire right, title and interest in the Account Portfolio Assets owned by Gottschalks as of the Cut-Off Time.
  Subject to the terms herein, commencing on the initial Cut-Off Time and continuing thereafter, Buyer shall assume the obligations of each Seller, and each Seller shall assign its rights to Buyer, under the terms of such Seller's Account Documentation.

Section 2.2    Preliminary Information.

  On the Initial Closing Date, Gottschalks shall deliver to Buyer a Preliminary Closing Statement that shall calculate the Initial Purchase Price for the Account Portfolio Assets being transferred on the Initial Closing Date, which Preliminary Closing Statement shall be based on the best information available to Gottschalks as of the Cut-Off Time.
  On the fifteenth day and last day of each calendar month after the Initial Closing Date, Gottschalks shall deliver to Buyer a Subsequent Closing Statement that shall calculate the Subsequent Purchase Price for the Account Portfolio Assets being transferred on each Closing Date after the Initial Closing Date for the prior semi-monthly period, which Subsequent Closing Statement shall be based on the best information available to Gottschalks as of each Cut-Off Time during such semi-monthly period.
  The form of each of the Preliminary Closing Statement, the Subsequent Closing Statements and the Final Closing Statement, showing the manner in which the Purchase Price is to be calculated in accordance with each Seller's established accounting practices, is attached hereto as Exhibit A.

Section 2.3    Purchase Price.

On each Closing Date, the Purchase Price to be paid by Buyer for the Account Portfolio Assets shall be as follows:

  Initial Purchase Price. (i)  The Initial Purchase Price to be paid by Buyer on the Initial Closing Date for the Account Portfolio Assets shall, subject to Section 3.4, be an amount equal to (A) 100% of all Indebtedness owing in connection with all of the Accounts as of the Cut-Off Time, calculated in the manner set forth on Exhibit A; plus (B) Accrued Interest plus (C) the "Prepaid Program Fee" to be determined as set forth in subsection (ii) below.

  (ii) The "Prepaid Program Fee" shall be $2,500,000 if the Initial Closing Date occurs on or before January 31, 2003. If the Initial Closing Date occurs on or after February 1, 2003, the Prepaid Program Fee shall be increased by the amount of $16,666.67 per day after January 31, 2003 up to a maximum Prepaid Program Fee of $3,500,000 if the Initial Closing Date is April 1, 2003 or thereafter; provided, however, such additional increases to the Prepaid Program Fee shall not be payable by Buyer to Sellers if the Initial Closing Date occurs after January 31, 2003 due to factors completely out of Buyer's control.

  (iii) The estimated Initial Purchase Price (the "Estimated Initial Purchase Price") shall be (i) an estimate of the Initial Purchase Price calculated using the Preliminary Closing Statement, (ii) subject to post- closing adjustments in accordance with Section 3.4 and (iii) paid to the Escrow Agent by wire transfer of immediately available funds to an Escrow Account designated by the Escrow Agent as provided in Section 2.4. For the avoidance of doubt, the Prepaid Program Fee shall not be subject to the post closing adjustment set forth in Section 3.4.

  Subsequent Purchase Price. The Subsequent Purchase Price to be paid by Buyer to Gottschalks on each Closing Date after the Initial Closing Date shall, subject to Section 3.4, be an amount equal to 100% of all Indebtedness owing in connection with all of the Subsequent Accounts as of the applicable Cut-Off Time. Each estimated Subsequent Purchase Price (the "Estimated Subsequent Purchase Price") shall be (i) calculated in the manner set forth on Exhibit A and (ii) paid by Buyer to Gottschalks on each Closing Date after the Initial Closing Date by wire transfer of immediately available funds pursuant to the daily settlement procedure set forth in Section 3.02 of the Servicing Agreement.
  Buyer and each Seller agree that the Initial Purchase Price (less the Prepaid Program Fee) and each Subsequent Purchase Price shall be allocated among the Account Portfolio Assets (and adjusted as soon as possible thereafter following any post-closing adjustments) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code").

Section 2.4    Escrow Contribution.

On the Initial Closing Date, Buyer shall deposit with Deutsche Bank Trust Company Americas (the "Escrow Agent"), the Estimated Initial Purchase Price described in Section 2.3(a)(iii) above into an escrow account to be established and distributed in accordance with the terms and conditions set forth in this Agreement and the Escrow Agreement (the "Escrow Account").

ARTICLE 3

THE CLOSING AND POST-CLOSING ADJUSTMENTS

Section 3.1    Place and Date of Closings.

  Initial Closing. The initial Closing shall take place through wire transfer of the Estimated Initial Purchase Price as described above, and facsimile delivery of executed copies of the required closing documents, on or prior to the Initial Closing Date to the Escrow Agent or as otherwise mutually agreed by the Parties.
  Subsequent Closings. Each subsequent Closing shall take place through the wire transfer of each Subsequent Purchase Price on each subsequent Closing Date pursuant to the daily settlement procedure set forth in Section 3.02 of the Servicing Agreement and facsimile exchange of the required closing documents, if any, as mutually agreed by the Parties.

Section 3.2    Buyer's Deliveries at Closings.

  Initial Closing Deliverables. On the Initial Closing Date, upon satisfaction or waiver of the conditions precedent in Section 5.1 of this Agreement, Buyer shall deliver to each Seller or the Escrow Agent, as applicable:
    the Assumption Agreement;
    the Bill of Sale;
    the Servicing Agreement;
    the Program Agreement;
    the Estimated Initial Purchase Price with respect to the Account Portfolio Assets being transferred;
    the Escrow Agreement;
    the financing statements described in Section 5.1(d); and
    all such additional instruments, documents, or certificates as may be agreed to in advance by the Parties.
  Subsequent Closing Deliverables. On each subsequent Closing Date, upon satisfaction or waiver of the conditions precedent in Section 5.1 of this Agreement, as may be applicable, Buyer shall deliver to Gottschalks:
    the Assumption Agreement (previously executed and delivered on the Initial Closing Date);
    the Bill of Sale (previously executed and delivered on the Initial Closing Date); and
    the Estimated Subsequent Purchase Price with respect to the Account Portfolio Assets being transferred.

Section 3.3    Sellers' Deliveries at Closings.

  Initial Closing Deliverables. In order to transfer and assign all of the right, title, and interest of each Seller in the Account Portfolio Assets as of the Cut-Off Time, upon satisfaction or waiver of the conditions precedent in Section 5.2 of this Agreement and upon receipt of the Estimated Initial Purchase Price, Sellers shall deliver the following to Buyer or the Escrow Agent, as applicable:
    the Assumption Agreement;
    the Bill of Sale;
    the Program Agreement;
    the Servicing Agreement;
    the Escrow Agreement;
    the Closing Tape, together with a format of such file, and a description of the fields on such file;
    the UCC Statements;
    the Securitization Prepayment Documents; and
    all such additional instruments, documents, or certificates as may be agreed to in advance by the parties.
  Subsequent Closing Deliverables. In order to transfer and assign all of the right, title and interest of Gottschalks in the Account Portfolio Assets owned by Gottschalks as of the Cut-Off Time, upon satisfaction or waiver of the conditions precedent in section 5.2 of this Agreement, as may be applicable, and upon receipt of the Estimated Subsequent Purchase Price, Gottschalks shall deliver the following to Buyer:
    the Assumption Agreement (as previously executed and delivered on the Initial Closing Date); and
    the Bill of Sale (as previously executed on the Initial Closing Date).

Section 3.4    Final Closing Statement.

  Within ninety (90) days after the Conversion Date, or at such other time as is mutually agreed to by the Parties, Buyer shall prepare according to the directions contained in subsection (c) (with the assistance of Sellers with respect to items under Sellers' control) and deliver to Sellers a Final Closing Statement together with a tape or other mutually acceptable documentation showing the changes to the Preliminary Closing Statement and each Subsequent Closing Statement. Sellers shall review such Final Closing Statement within thirty (30) days and shall promptly notify Buyer of any discrepancies. The Parties shall confer until they are in agreement on the Final Closing Statement. In the event the disputing Parties are unable to reach agreement on the Final Closing Statement within ten (10) Business Days of the date Buyer has been notified of any discrepancies by Sellers, with respect to the funds that are the subject of dispute, the Parties shall jointly hire a nationally recognized public accounting firm as the Parties mutually agree, to resolve any discrepancies in the Final Closing Statement, and shall equally share the costs of such resolution. The accounting firm selected shall not at the time of selection (or at any time during its engagement hereunder) be performing services for the Buyer, any Seller or any of their respective Affiliates. The final resolution and decision issued by such accounting firm shall be binding upon the Parties. The Parties shall use their commercially reasonable efforts to cause the work of the accounting firm to be completed and report thereof to be furnished to the Parties within thirty (30) Business Days following the appointment of the accounting firm. The date when Sellers and Buyer reach agreement on the Final Closing Statement or, in the absence of such agreement the date when final resolution and decision is issued, is referred to in this Agreement as the "Final Settlement Date."
  If the Final Closing Statement establishes an increase in the Purchase Price for the Account Portfolio Assets over that calculated based on the Preliminary Closing Statement and each Subsequent Closing Statement, the amount of any such increase shall be delivered to Gottschalks by Buyer within three (3) Business Days after the Final Settlement Date. If the Final Closing Statement establishes a decrease in the Purchase Price over that calculated based on the Preliminary Closing Statement and each Subsequent Closing Statement, Gottschalks shall deliver to Buyer any deficiency within three (3) Business Days after the Final Settlement Date. Any payment made to any Party pursuant to this Section 3.4(b) shall include interest calculated on a daily basis from the Closing Date applicable to the Account or Accounts which are the subject matter of the reconciliation to the date such payment is made at the Federal Funds Interest Rate.
  If an Account that does not satisfy the definition of "Account" is included in the Preliminary Closing Statement or a Subsequent Closing Statement, as the case may be, as of the applicable Cut-Off Time, it shall be excluded from the Final Closing Statement. Such exclusion shall be effective retroactively as of the applicable Cut-Off Time, and Buyer shall add to the Purchase Price reflected on the Final Closing Statement the amount of any payment Buyer received from an Account Debtor on such Account net of any amount previously credited to such Accounts by Buyer which after the applicable Cut-Off Time was determined to be a check for insufficient funds, stop-payments or any amount required to be refunded by Buyer to or on behalf of any Account Debtor. Within ten (10) Business Days after Buyer and Gottschalks agree to the Final Closing Statement, Buyer shall deliver to Gottschalks any assignment, acknowledgment, or other document necessary to evidence Gottschalks' continuing right, title, and interest in such Account. If an Account is not included in the Preliminary Closing Statement or a Subsequent Closing Statement, as the case may be, but is included in the Final Closing Statement because such Account satisfied the definition of "Account" as of the applicable Cut-Off Time, such addition shall be deemed to have occurred retroactively as of the applicable Cut-Off Time, and Gottschalks shall subtract from the Purchase Price reflected on the Final Closing Statement the amount of any payment Sellers received from an Account Debtor on such Account on or after the applicable Cut-Off Time net of any amount previously credited to the Account by Sellers which after the applicable Cut-Off Time was determined to be a check for insufficient funds, stop-payments or any amount required to be refunded by Sellers to or on behalf of any Account Debtor; provided, however, that no subtraction shall be made from the Purchase Price for any payments remitted by Sellers to Buyer. Any addition or subtraction to Purchase Price made by any Party pursuant to this Section 3.4(c) shall include interest calculated on a daily basis from the Closing Date applicable to the Account or Accounts which are the subject matter of the reconciliation to the date such payment is made at the Federal Funds Interest Rate.
  If Indebtedness arising from Cross-Marketing Merchandise is included in the Preliminary Closing Statement or a Subsequent Closing Statement, as the case may be, as of the applicable Cut-Off Time and such Indebtedness is subject to a bona fide dispute by the Account Debtor at any time prior to the applicable Closing Date, such Indebtedness shall be excluded from the Final Closing Statement. Such exclusion shall be effective retroactively as of the applicable Cut-Off Time, and Buyer shall add to the Purchase Price reflected on the Final Closing Statement the amount of any payment Buyer received from an Account Debtor on account of such Indebtedness, net of any amount previously credited to such Indebtedness by Buyer which after the applicable Cut-Off Time was determined to be a check for insufficient funds, stop-payments or any amount required to be refunded by Buyer to or on behalf of any Account Debtor. Within ten (10) Business Days after Buyer and Gottschalks agree on the Final Closing Statement, Buyer shall deliver to the Gottschalks any assignment, acknowledgment or other document necessary to evidence Gottschalks' continuing right, title and interest in such Indebtedness. Any addition made by Buyer pursuant to this Section 3.4(d) shall include interest calculated on a daily basis from the Closing Date applicable to the Indebtedness which is the subject matter of the reconciliation to the date such payment is made at the Federal Funds Interest Rate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1    General Representations and Warranties of Gottschalks.

On the date of execution of this Agreement and again as of the Initial Closing Date, Gottschalks represents and warrants to Buyer as set forth below:

  Organization. Gottschalks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Gottschalks has the requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted.
  Authority Relative to this Agreement. Gottschalks has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Gottschalks and the consummation of the transactions contemplated hereby have been, or will be prior to the Initial Closing Date, duly authorized by all necessary action on the part of Gottschalks and will not violate any applicable laws, rules or regulations including, without limitation, any such laws, rules or regulations pertaining to bulk sales or transfers, except where such violation could not have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole. This Agreement has been duly executed and delivered by Gottschalks and constitutes a legal, valid, and binding obligation of Gottschalks and is enforceable against Gottschalks in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
  No Pending Litigation. There is no pending or, to the best knowledge of Gottschalks, threatened suit, action, injunction, investigation, inquiry, or other proceeding against Gottschalks or any of its Affiliates before any court or government agency in connection with the Account Portfolio Assets, which (i) has resulted or could result in an order staying or judgment restraining or prohibiting the transactions contemplated hereby or subjecting any Party to material liability on the grounds that it has breached any material law or regulation or otherwise acted improperly in connection with the transactions contemplated hereby or (ii) could have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole.
  No Broker. Except as otherwise disclosed on Exhibit E, Gottschalks has not, directly or indirectly, employed any broker, finder, financial advisor, or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a brokerage, finders', or other fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.
  Privacy. Gottschalks has complied in all material respects with the requirements of the GLBA Privacy Law. Gottschalks has maintained a privacy policy with respect to its handling of the nonpublic personal information of individual consumers who are consumers or customers of Gottschalks. Gottschalks' privacy policy has been available on its Internet website. Gottschalks has complied in all material respects with the provisions of such privacy policy.

Section 4.2    General Representations and Warranties of GCRC.

On the date of execution of this Agreement and again as of the Initial Closing Date, GCRC represents and warrants to Buyer as set forth below:

  Organization. GCRC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. GCRC has the requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted.
  Authority Relative to this Agreement. GCRC has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GCRC and the consummation of the transactions contemplated hereby have been, or will be prior to the Initial Closing Date, duly authorized by all necessary action on the part of GCRC and will not violate any applicable laws, rules or regulations including, without limitation, any such laws, rules or regulations pertaining to bulk sales or transfers, except where such violation could not have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole. This Agreement has been duly executed and delivered by GCRC and constitutes a legal, valid, and binding obligation of GCRC and is enforceable against GCRC in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
  No Pending Litigation. There is no pending or, to the best knowledge of GCRC, threatened suit, action, injunction, investigation, inquiry, or other proceeding against GCRC or any of its Affiliates before any court or government agency in connection with the Account Portfolio Assets, which (i) has resulted or could result in an order staying or judgment restraining or prohibiting the transactions contemplated hereby or subjecting any Party to material liability on the grounds that it has breached any material law or regulation or otherwise acted improperly in connection with the transactions contemplated hereby or (ii) could have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole.
  No Broker. Except as otherwise disclosed on Exhibit E, GCRC has not, directly or indirectly, employed any broker, finder, financial advisor, or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a brokerage, finders', or other fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.
  Privacy. GCRC has complied, to the extent applicable, in all material respects, with all privacy consumer protection and other laws and regulations, including without limitation the GLBA Privacy Law.

Section 4.3    Representations and Warranties of Gottschalks Regarding the Accounts and the Indebtedness.

Gottschalks represents and warrants to Buyer as set forth below:

  Title to Accounts.
    As of the Initial Closing Date, there are no liens or other encumbrances with respect to any Current Account (other than Indebtedness in respect of such Current Account), except for the liens or encumbrances related to the Securitization Trust, and Gottschalks owns or has good and marketable title to each Current Account (other than Indebtedness in respect of such Current Account), free and clear of any liens or other encumbrances, except for the liens or encumbrances related to the Securitization Trust. Except for the ongoing transfer by Gottschalks of Indebtedness into the Securitization Trust, Gottschalks has not taken any action to transfer ownership of any Current Account (other than Indebtedness in respect of such Current Account) to anyone other than Buyer. Gottschalks has full right and authority to sell and assign each such Current Account (other than Indebtedness in respect to such Current Account) to Buyer pursuant to this Agreement.
    As of each subsequent Closing Date, there are no liens or other encumbrances with respect to any Subsequent Account and Gottschalks owns and has good marketable title to each Subsequent Account free and clear of any liens or encumbrances. Gottschalks has not taken any action to transfer ownership of the Subsequent Accounts to anyone other than Buyer. Gottschalks has full right and authority to sell and assign each such Subsequent Account to Buyer pursuant to this Agreement.
  Securitization.
    As of the Initial Closing Date, the only outstanding securitization trust is the Securitization Trust and the Master Trust Agreement is the only outstanding pooling and servicing agreement with respect to the Securitization Trust. Further, the Series 1999-1 and Series 2000-1 are the only series of certificates or notes outstanding under the Securitization Trust.
    As of the Initial Closing Date, assuming the (A) prepayment of the Trust Securities as contemplated by the Securitization Prepayment Documents and (B) consummation of the transactions contemplated by this Agreement and each Related Document, after the Initial Closing Date there shall be no (i) liens or encumbrances on any Current Account related to the Securitization Trust and (ii) securities or notes outstanding under the Securitization Trust.
    As of the Initial Closing Date, no default, or event which, with the passage of time or delivery of notice, would constitute a default, exists under the Securitization Creation Documents and the transactions contemplated by the Securitization Prepayment Documents will not constitute a default under the Securitization Creation Documents.
  Accuracy of Closing Tape. As of each Closing Date, each Account is as described in the Closing Tape, and when transmitted by Gottschalks to Buyer, the information contained in the Closing Tape shall be correct in all material respects.
  Change in Terms/Underwriting. As of each Closing Date, except as may have been required by law, or as set forth in this Agreement or as mutually agreed to by the Parties, there have been no changes made as a result of the contemplated sale of Accounts to Buyer, to the manner in which Gottschalks has accepted or evaluated credit card applications, opened Accounts, collected Accounts, or administered Accounts during the period from November 20, 2002 to each Closing Date such that the value of the Accounts was adversely affected.
  Compliance with Laws. As of each Closing Date, (i) Gottschalks' Revolving Credit Business has been conducted in material compliance with all applicable laws, rules, regulations, and orders; (ii) each of the Accounts and the interest rates, fees, and charges in connection therewith have, at all times during Gottschalks' ownership of such Accounts, complied in all material respects with all applicable laws; (iii) each Account and the related Indebtedness is the legal, valid and binding obligation of the Account Debtor and any guarantor named therein; and (iv) Gottschalks has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications and registrations with, federal, state, and local governmental or regulatory bodies that are required in order to permit Gottschalks to carry on Gottschalks' Revolving Credit Business as it is presently conducted and all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, except where the failure to comply with such applicable laws or to have any such permits, licenses, certificates of authority, orders, applications or registrations could not have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of Sellers taken as a whole.
  Credit Card Agreement. As of each Closing Date, Gottschalks has heretofore delivered to Buyer a true and complete copy of each form of Credit Card Agreement and any changes in terms or amendments thereto used in connection with the Program, which would be in effect as of the Cut-Off Time with respect to any Account.
  Effectiveness of Transfer. As of each Closing Date, the execution and delivery of the Assumption Agreement and the Bill of Sale in accordance with this Agreement and the filing of the UCC-1 financing statement referred to in Section 5.1(d) are sufficient to transfer Gottschalks' title to the Current Accounts (other than the Indebtedness in respect of such Current Accounts) and the Subsequent Accounts to Buyer on the Initial Closing Date and each subsequent Closing Date, respectively. Upon each such transfer, Buyer will be vested with all of Gottschalks' right, title, and interest in and to the Account Portfolio Assets that relate to such Accounts free and clear of any lien, pledge, claim, security interest, encumbrance, charge, or restriction of any kind existing on the Account Portfolio Assets.
  Processing. As of each Closing Date, during the period of Gottschalks' ownership of the Current Accounts (other than the Indebtedness in respect of such Current Account) and the Subsequent Accounts, each such Account has been processed and serviced in material conformance with all of the requirements of the respective Account Documentation and other applicable servicing agreements and policies and applicable law and in accordance with Gottschalks' written policies with respect to such Account. All such Accounts presently are, and during the period of Gottschalks' ownership of such Accounts always have been, processed by Gottschalks or an Affiliate of Gottschalks or third party contractor of Gottschalks.
  Default. As of each Closing Date, no default or potential default exists on the part of Gottschalks with respect to the Accounts or Indebtedness, other than those defaults or potential defaults which could have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole.

Section 4.4    Representations and Warranties of GCRC Regarding the Indebtedness.

On the date of execution of this Agreement and again as of the Initial Closing Date, GCRC represents and warrants to Buyer as follows:

  Title to Accounts. As of the Initial Closing Date, there are no liens or other encumbrances with respect to any Indebtedness in respect of any Current Account, except for the liens or encumbrances related to the Securitization Trust, and GCRC owns or has good and marketable title to the Indebtedness in respect of each Current Account, free and clear of any liens or other encumbrances, except for the liens or encumbrances related to the Securitization Trust. Except for the ongoing transfer by GCRC of Indebtedness into the Securitization Trust, GCRC has not taken any action to transfer ownership of the Indebtedness in respect of any Current Account to anyone other than Buyer. GCRC has full right and authority to sell and assign such Indebtedness in respect of each Current Account to Buyer pursuant to this Agreement.
  Securitization.
    As of the Initial Closing Date, the only outstanding securitization trust is the Securitization Trust and the Master Trust Agreement is the only outstanding pooling and servicing agreement with respect to the Securitization Trust. Further, the Series 1999-1 and Series 2000-1 series are the only series of certificates or notes outstanding under the Securitization Trust.
    As of the Initial Closing Date, assuming the (A) prepayment of the Trust Securities as contemplated by the Securitization Prepayment Documents and (B) consummation of the transactions contemplated by this Agreement and each Related Document, after the Initial Closing Date there shall be no (i) liens or encumbrances on any Indebtedness in respect of a Current Account related to the Securitization Trust and (ii) securities or notes outstanding under the Securitization Trust.
    As of the Initial Closing Date, no default, or event which, with the passage of time or delivery of notice, would constitute a default, exists under the Securitization Creation Documents and the transactions contemplated by the Securitization Prepayment Documents will not constitute a default under the Securitization Creation Documents.
  Accuracy of Closing Tape. Each Current Account and the associated Indebtedness is as described in the Closing Tape, and when transmitted by GCRC to Buyer, the information contained in the Closing Tape shall be correct in all material respects.
  Change in Terms/Underwriting. Except as may have been required by law, or as set forth in this Agreement or as mutually agreed to by the Parties, GCRC did not change as a result of the contemplated sale of the Current Accounts to Buyer, the manner in which it accepted or evaluated Indebtedness in respect of any Current Account, collected the Indebtedness in respect of any Current Account, or administered the Indebtedness in respect of any Current Account during the period from November 20, 2002 to the Initial Closing Date such that the value of the Indebtedness in respect of any Current Account was adversely affected.
  Compliance with Laws. (i) GCRC's purchase and handling of the Indebtedness in respect of any Current Account has been conducted in material compliance with all applicable laws, rules, regulations, and orders; (ii) the Indebtedness in respect of each Current Account is the legal, valid and binding obligation of the Account Debtor and any guarantor named therein; and (iii) GCRC has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications and registrations with, federal, state, and local governmental or regulatory bodies that are required in order to permit GCRC to carry on GCRC's business as it is presently conducted and all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, except where the failure to comply with such applicable laws or to have any such permits, licenses, certificates of authority, orders, applications or registrations could not have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole.
  Effectiveness of Transfer. The execution and delivery of the Assumption Agreement and the Bill of Sale in accordance with this Agreement and the filing of the UCC-1 financing statement referred to in Section 5.1(d) are sufficient to transfer GCRC's title to the Indebtedness in respect of any Current Account to Buyer. Upon such transfer, Buyer will be vested with all of GCRC's right, title, and interest in and to the Indebtedness in respect of each Current Account, free and clear of any lien, pledge, claim, security interest, encumbrance, charge, or restriction of any kind existing on the Account Portfolio Assets.
  Processing. During the period of GCRC's ownership of the Indebtedness in respect of each Current Account, such Indebtedness has been processed and serviced in conformance with all of the requirements of the respective Account Documentation and other applicable servicing agreements and policies and applicable law and in accordance with GCRC's written policies. All such Indebtedness presently is, and during the period of GCRC's ownership of such Indebtedness always has been, processed by GCRC or an Affiliate of GCRC or third party contractor of GCRC.
  Default. No default or potential default exists on the part of GCRC with respect to the Indebtedness in respect of any Current Account, other than those defaults or potential defaults which could not be reasonably expected to have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of the Sellers taken as a whole.

Section 4.5    General Representations and Warranties of Buyer.

On the date of execution of this Agreement and again as of each Closing Date, Buyer represents and warrants to Sellers as set forth below:

  Organization. Buyer is a national banking association, duly organized and validly existing, and in good standing under the laws of the United States. Buyer has the requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted.
  Authority Relative to this Agreement. Buyer has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been, or will be prior to the Initial Closing Date, duly authorized by all necessary action on the part of Buyer and will not violate any applicable laws, rules or regulations including, without limitation, any such laws, rules or regulations pertaining to bulk sales or transfers, except where such violation could not have a material adverse effect on the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.
  Permits, Licenses and Approvals. Buyer has all permits, licenses, certificates of authority, orders, and approvals of, and has, or will prior to the Initial Closing Date have made all filings, applications and registrations with, federal, state, and local governmental or regulatory bodies that are required in order to permit Buyer to acquire, and conduct business with respect to, the Account Portfolio Assets and all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, except where the failure to comply with such applicable laws or to have any such permits, licenses, certificates of authority, orders, applications or registrations could not have a material adverse effect on Buyer's ability to acquire, and conduct business with respect to, the Account Portfolio Assets or the consolidated operations (financial or otherwise), business or prospects of Buyer.
  No Pending Litigation. There is no pending or, to the best knowledge of Buyer, threatened suit, action, injunction, investigation, inquiry, or other proceeding against Buyer before any court or government agency, which has resulted or could result in an order staying or judgment restraining or prohibiting the transactions contemplated hereby or subjecting any Party to material liability on the grounds that it has breached any law or regulation or otherwise acted improperly in connection with the transactions contemplated hereby.
  No Broker. Buyer has not, directly or indirectly, employed any broker, finder, financial advisor, or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a brokerage, finders', or other fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1    Conditions to Obligations of Buyer.

The obligation upon Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment on or prior to the Initial Closing Date or each Closing Date, as the case may be, of the following conditions (any of which may be waived by Buyer), which conditions Sellers agree to use their reasonable best efforts to fulfill (Buyer agrees to use reasonable efforts to cooperate with Sellers as Sellers may reasonably request in order to facilitate the satisfaction of these conditions):

  Closing Documents. Sellers shall have executed and delivered this Agreement and the documents set forth in Section 3.3 of this Agreement to which it is a party, and each such document shall be in full force and effect.
  Compliance with Covenants. Sellers shall have performed, and be in compliance with, in all material respects all of its agreements and covenants under this Agreement.
  Accuracy of Representations and Warranties. The representations and warranty of Sellers contained in this Agreement shall be true in all material respects on and as of each Closing Date as if made on such date, except for those representations and warranties which address matters only as of a particular date (which shall be true in all material respects as of such date).
  Financing Statements. At or before the Initial Closing Date, each Seller shall assist Buyer, as reasonably requested, in the preparation of financing statements for filing, which are reasonably necessary to give notice of Buyer's interest in the Account Portfolio Assets transferred by Sellers.
  Prepayment of Securitization and Releases. As of the Initial Closing Date, Buyer shall have received (i) evidence of the prepayment of the Trust Securities by its receipt of executed copies of the Securitization Prepayment Documents, and (ii) the UCC Statements.
  Hart-Scott Rodino. On or prior to the Initial Closing Date, the Parties shall have received evidence of the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.
  No Proceedings. There shall not have commenced and be pending against the Buyer or any Seller any proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, the transactions contemplated hereby or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

Section 5.2    Conditions to Obligations of Sellers.

The obligation upon Sellers to consummate the transactions contemplated herein shall be subject to the fulfillment on or prior to the Initial Closing Date or each Closing Date, as the case may be, of the following conditions (any of which may be waived by Sellers), which conditions Buyer agrees to use its reasonable best efforts to fulfill (Sellers agree to use reasonable efforts to cooperate with Buyer as Buyer may reasonably request in order to facilitate the satisfaction of these conditions):

  Closing Documents. Buyer shall have executed and delivered this Agreement and the documents set forth in Section 3.2 of this Agreement, and each such document shall be in full force and effect.
  Purchase Price. On or prior to the Initial Closing Date, (i) the Initial Purchase Price shall have been delivered to the Escrow Agent pursuant to the Escrow Agent's written instructions set forth in the Escrow Agreement and (ii) the Residual Amount shall have been delivered to Gottschalks pursuant to Gottschalks' wire instructions. On or prior to each subsequent Closing Date, each Subsequent Purchase Price shall have been delivered to Gottschalks pursuant to Gottschalks' written instructions.
  Compliance With Covenants. Buyer shall have performed, and be in compliance with, all of its respective agreements and covenants under this Agreement.
  Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of each Closing Date as if made on such date.
  Prepayment of Securitization and Releases. As of the Initial Closing Date, Sellers shall have received (i) evidence of the prepayment of the Trust Securities by its receipt of executed copies of the Securitization Prepayment Documents, (ii) the UCC Statements and (iii) releases from all holders of securities under the Securitization Trust acknowledging that neither Buyer nor its Affiliates shall have any liability to such holders for anything done or not done by Sellers and/or their Affiliates or any other third party.
  Hart-Scott Rodino. On or prior to the Initial Closing Date, the Parties shall have received evidence of the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.
  No Proceedings. There shall not have commenced and be pending against the Buyer or any Seller any proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, the transactions contemplated hereby or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

ARTICLE 6

AGREEMENTS AND COVENANTS

Section 6.1    [INTENTIONALLY OMITTED].

Section 6.2    No Sale of Assets.

Until the Conversion Date, without the prior written consent of Buyer, Sellers shall not sell, lease, assign, transfer, encumber, or otherwise dispose of any of the Account Portfolio Assets, except pursuant to this Agreement and in the ordinary course of Sellers' business pursuant to the Program. Nothing in this Paragraph shall refer or apply to any transactions related to Sellers' securitization of the Accounts.

Section 6.3    Tax on Sale.

  Responsibility for Taxes - Sellers. Each Seller shall be liable for and pay (i) any Taxes relating to the Account Portfolio Assets that accrue or otherwise relate to any taxable year or period (or portion thereof) ending on or prior to the Cut-Off Time applicable to such Account Portfolio Assets, and (ii) any Taxes imposed on the Sellers as a result of the sale of the Account Portfolio Assets to the Buyer. For purposes of this Agreement, Taxes attributable to a portion of a taxable year or period shall be determined on a "closing of the books" basis as of each Cut-Off Time, except that Taxes imposed on a periodic basis (such as property Taxes) shall be allocated on a daily basis. Sellers shall be liable for and pay (i) any Taxes relating to the Account Portfolio Assets that accrue or otherwise relate to any taxable year or period (or portion thereof) ending on or prior to the Cut-Off Time applicable to such Account Portfolio Assets (except that Taxes attributable to transactions or events occurring during the period after the Cut-Off Time and ending on the Closing Date shall be apportioned to the Sellers only if such transactions or events are properly includible in the Sellers' consolidated tax return and shall otherwise be apportioned to the Buyer, other than any Taxes in connection with the dissolution of the Securitization Trust which shall be solely Sellers' liability), and (ii) any Taxes imposed on the Sellers as a result of the sale of the Account Portfolio Assets to the Buyer.
  Responsibility for Taxes - Buyer. Buyer shall be liable for and pay any Taxes relating to the Account Portfolio Assets that accrue or otherwise relate to any taxable year or period (or portion thereof, as determined in accordance with Section 6.3(a)) beginning after the Cut-Off Time; except for (i) Taxes imposed upon the Sellers as a result of the sale of the Account Portfolio Assets to the Buyer, (ii) any Taxes in connection with the dissolution of the Securitization Trust, and (iii) any other Taxes for which the Sellers are responsible as set forth in Section 6.3(a)(i).
  Information Reporting. Unless otherwise provided herein, Sellers shall be responsible for any applicable 2003 IRS or state information reporting for events (including cancellation of indebtedness) or payments related to the Account Portfolio Assets which occur during the period beginning January 1, 2003 and ending on the Cut-Off Time. Buyer shall be responsible for any applicable 2003 IRS or state information reporting for events (including cancellation of indebtedness) or payments related to the Account Portfolio Assets which occur subsequent to the Cut-Off Time.

Section 6.4    Public Announcements.

The Parties shall consult with each other before they or any of their respective Affiliates or agents issue any press releases or otherwise make, any public statements with respect to this Agreement and the transactions contemplated hereby, and none of them nor any Affiliate of any of them shall issue any such press release or make any public statement prior to receiving express written approval of the other Party, which approval shall not be unreasonably withheld, except, in each case, as may be required by applicable law or regulation, in which case such Party or Affiliate thereof shall consult with the other Party prior to such release or statement to the extent practicable.

Section 6.5    Confidentiality.

  This Agreement, the Related Documents, the performance of the Parties hereunder and thereunder and the transactions contemplated hereby and thereby, shall be confidential ("Agreement Confidential Information") and no Party or its officers, directors, shareholders, employees, attorneys, accountants, advisors, lenders, agents, successors, assigns or personal representatives shall disclose the Agreement Confidential Information to any other Person except as otherwise required by law or regulation or to enforce their rights with respect to Agreement Confidential Information, or as otherwise permitted by this Agreement. Buyer shall not disclose any information, in any form, supplied to the Buyer and/or its Affiliates by, or at the direction of Sellers and/or their Affiliates whenever furnished, including any copies, excerpts, summaries, analyses or notes thereof (the "Seller Confidential Information") to any Person who is not a partner, officer, employee, counsel, or agent of Buyer, except with the consent of Gottschalks or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee with jurisdiction over Buyer. Sellers shall not disclose any information, in any form, supplied to the Sellers and/or their Affiliates by, or at the direction of Buyer and/or its Affiliates whenever furnished, including any copies, excerpts, summaries, analyses or notes thereof (the "Buyer Confidential Information") to any Person who is not a partner, officer, employee, counsel, or agent of any Seller, except with the consent of Buyer or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative, or legislative body or committee with jurisdiction over Seller. The Agreement Confidential Information, the Seller Confidential Information, and the Buyer Confidential Information are hereinafter collectively referred to as the "Confidential Information."
  In the event that a Party receives a request to disclose any Confidential Information of the other Party under such subpoena or order, such Party shall (i) notify the other Party within five (5) Business Days after receipt of such request; (ii) consult with that Party on the advisability of taking steps to resist or narrow such request; and (iii) if disclosure is required or deemed advisable, cooperate with that Party in any attempt that such Party may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information.
  Information will not be deemed Confidential Information if (i) the information is already lawfully known to a Party; (ii) the information thereafter becomes lawfully obtainable from other than as a result of a disclosure by the disclosing Party or such Party's officers, employees, counsel, or agents; (iii) the information is required to be disclosed to a regulatory authority having authority over the disclosing Party; (iv) the information is disclosed to a Party's Affiliate, provided, however, that such Affiliates agree to be bound by the provisions of this Section 6.4; (v) the information is disclosed to a Party's auditors or counsel (each of whom the disclosing Party shall cause to keep such information confidential and to use the same only in connection with this Agreement and the Related Documents, including in the case of auditors, any general or more limited audit or review of such disclosing Party, and in the case of counsel, any disputes relating to this Agreement, the Related Documents or legal matters which involve such disclosing Party with respect to which Confidential Information which is subject to this Section 6.4 is germane) or is required to be disclosed strictly on a need to know basis to its investors or rating agencies; (vi) the information is required to be disclosed in the financial statements of such other Party or its Affiliates to the extent required by GAAP, or in any filing with the U.S. Securities and Exchange Commission; (vii) the information is required to be disclosed to a Party's source(s) of funding, provided such source(s) agree to be bound by confidentiality provisions substantially similar to those contained in this Section 6.4; (viii) the information is required by law, regulation or court order to be disclosed by the disclosing Party; provided, however, that prior notice of such disclosure (other than to the disclosing Party's Affiliates, auditors, counsel, rating agencies or lenders) has been given to the non- disclosing Party, when legally permissible, and that the Party which is required to make the disclosure follows the procedures set forth in Section 6.4(b) to permit the disclosing Party to take legal action to prevent the disclosure as otherwise required by law or to enforce their rights with respect to the Confidential Information; (ix) the information is contained in or derived from any Account Documentation delivered by Buyer or is otherwise information Buyer or Buyer's counsel or underwriters determine is reasonably required to be disclosed in each case in connection with the securitization and sale of interests in the Accounts or Indebtedness, as permitted in Section 12.3 of the Program Agreement; provided that the parties to which Buyer discloses such information agree to be bound by the terms of this provision, or (x) the information is disclosed by Gottschalks to third parties in connection with Gottschalks' potential sale of the Account Portfolio Assets under Section 11.5 of the Program Agreement; provided that the parties to which Gottschalks discloses such information agree to be bound by the terms of these (or similar) provisions.
  The Parties hereto agree that this Section 6.5 shall supersede in its entirety the Confidentiality Agreement dated August 21, 2002, between the Buyer and Gottschalks (the "Confidentiality Agreement"), and that such Confidentiality Agreement shall thereby be terminated and of no further force and effect.
  Notwithstanding any other provisions contained herein, each Party authorizes the other to disclose all information and materials regarding the structure and tax aspects of the transaction to the extent required by Section 6011 of the Code in order to avoid the transaction described herein being treated as a "Confidential Transaction" as defined thereby.

Section 6.6    Conversion of Accounts.

With respect to all Account Portfolio Assets, Buyer shall be responsible for handling on and after the Conversion Date all Account Debtor service issues, any and all losses resulting from service issues, and for refunding credit balances at its expense to the extent such credit balances were taken into account in computing the Purchase Price as a reduction thereof or arose as a result of credit transactions thereafter. In addition, with respect to all Account Portfolio Assets, Buyer assumes and agrees to pay, perform in accordance with the terms of, and be bound by Seller's obligations that are to be performed after each Closing Date with respect to, the Accounts and under the Account Documentation, including without limitation, any Cross-Marketing Merchandise, whether or not arising after such Closing Date. Buyer agrees that it will conduct the conversion of Account Portfolio Assets onto its systems.

Section 6.7    Credit Bureau Reporting.

Upon each Closing Date, Sellers will notify the three major credit reporting bureaus (Equifax, Experian and TransUnion), and any collection agencies or consumer credit counseling agencies to which Accounts have been referred that the designation on all Accounts shall reflect that the Accounts and Indebtedness were transferred.

Section 6.8    Further Assistance.

The Parties will use all reasonable efforts to obtain the satisfaction of the conditions set forth in Article 5 hereof and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, (i) assisting Buyer in the orderly transition of the Account Portfolio Assets being acquired by Buyer, (ii) giving prompt notice to the other Party regarding any customer service or Federal Fair Credit Billing Act complaints filed by an Account Debtor which affects such other Parties and (iii) delivering Account Documentation and such other information as Buyer may reasonably request in connection with the servicing of the Accounts to the extent and in the same form and condition that Seller maintains such information.

Section 6.9    Securitization.

On or prior to March 1, 2003, Sellers shall dissolve, or cause to be dissolved, and pay out the Securitization Trust and terminate the Master Trust Agreement.

Section 6.10    Cross-Reference File.

Sellers agree to provide Buyer with the Cross-Reference File no later than twenty-one (21) days after the Initial Closing Date, and thereafter shall provide monthly updates thereto. The account numbers set forth in the Cross- Reference File shall be used solely for the purpose of researching payments on accounts which Buyer believes it does not own. Buyer shall destroy the Cross- Reference File within one (1) year after the Conversion Date. Sellers' obligations under this Section 6.10 shall terminate on the Conversion Date.

Section 6.11    Bulk Sales Laws.

Buyer and each Seller hereby waive compliance with the provisions of any applicable "bulk sales" and "bulk transfer" or similar laws of any state.

Section 6.12    UCC Financing Statements.

Sellers shall file, or cause to be filed, all of the UCC Statements on the Initial Closing Date.

ARTICLE 7

INDEMNIFICATION

Section 7.1    Indemnification by Sellers.

Sellers agree to jointly and severally indemnify and hold harmless Buyer and its officers, directors, employees, partners and Affiliates (the "Buyer Indemnified Parties"), from any out-of-pocket liability, loss, cost, expense, including reasonable attorneys' fees and expenses (collectively "Losses"), which shall result from and be caused by (i) the breach of any of Sellers' representations or warranties contained in this Agreement, (ii) the breach by any Seller of any of its covenants or agreements contained in this Agreement, (iii) any false or misleading advertising or other misrepresentation with respect to the Account Portfolio Assets by Sellers or any of their Affiliates or any of their respective agents, directors, officers or employees prior to each Closing Date, (iv) Sellers' ownership of the Account Portfolio Assets prior to each Closing Date and the operation and ownership of the Securitization Trust or Sellers' Affiliates, or third parties' operation and ownership of the Securitization Trust, (v) any action suit, proceeding or claim or other litigation, or any investigation by any governmental authority affecting the Account Portfolio Assets arising out of any action or inaction with respect to the Account Portfolio Assets prior to each Closing Date, or (vi) any action, suit, proceeding, claim or other litigation arising out of any action or inaction of the Sellers or any Seller with respect to the Securitization Trust, the Escrow Agreement or the Securitization Organizational Documents, including the failure of any Seller to satisfy its respective obligations as described in the Securitization Prepayment Documents; provided, that in no event shall Sellers be obligated under this Article 7 to indemnify the Buyer Indemnified Parties against any Losses and any interest thereon which shall result solely from the willful misconduct or negligent acts or omissions of the Buyer Indemnified Parties, but provided nevertheless that if Buyer and any Seller are jointly sued by a third party and, except with respect to claims or liability arising from the Securitization Trust, Buyer and any Seller are held to be liable as joint tortfeasors by a court of competent jurisdiction, then the allocation of loss between Buyer and such Seller shall be as determined by such court.

Section 7.2    Indemnification by Buyer.

Buyer agrees to indemnify and hold harmless each Seller and each of such Sellers' officers, directors, employees, partners and Affiliates (the "Seller Indemnified Parties"), from any Losses, which shall result from and be caused by (i) the breach of any of Buyer's representations or warranties contained in this Agreement, (ii) the breach by Buyer of any of its covenants or agreements contained in this Agreement, (iii) Buyer's acts or omissions or failure to satisfy any of its obligations or liabilities to third parties on or after the Cut-Off Time, and (iv) Buyer's failure to obtain or maintain any permit, license, authority, order, approval or other authorization required to own or operate, or conduct the business with respect to, the Account Portfolio Assets; provided, that in no event shall Buyer be obligated under this Article 7 to indemnify the Seller Indemnified Parties against any Losses and any interest thereon which shall result solely from the willful misconduct or gross negligent acts or omissions of the Seller Indemnified Parties; but provided nevertheless that if Buyer and Seller are jointly sued by a third party and Buyer and Seller are held to be liable as joint tortfeasors by a court of competent jurisdiction, then the allocation of loss between Buyer and Seller shall be as determined by such court.

Section 7.3    Procedures.

  In the event any claim is made, or any suit or action is commenced, against a Party with respect to which such Party may seek indemnification under this Article 7 or under the indemnification provisions in the Servicing Agreement or Program Agreement from another Party, then such Party shall give notice thereof to the Party from whom indemnification is sought hereunder. The Party against which such claim is made, or any suit or action is commenced, will hereinafter be referred to as the "Indemnified Party"; the Party to which such notice is given will hereinafter be referred to as the "Indemnifying Party." Such notice must be given within ten (10) days of the Indemnified Party's notice of any such claim, suit or action. The Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent the Indemnifying Party notifies the Indemnified Party in writing, to assume, at the Indemnifying Party's expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable, except as provided in Section 7.3(b), to such Indemnified Party under this Section 7.3 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.
  The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party elects, with the consent of the Indemnifying Party, to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel, at the Indemnifying Party's expense, shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense within thirty (30) days after the Indemnifying Party shall have elected to assume the defense of such action after electing to assume such defense thereof, or (iii) the Indemnified Party has been advised by legal counsel that the Indemnified Party's interests may differ from those of the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party.
  The Indemnified Party shall have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party waives its right to indemnification hereunder or if the settlement requires any obligation of the Indemnified Party other than the payment of money. The Indemnified Party shall have the right to settle any third party claim over the objection of the Indemnifying Party; provided, that if the Indemnifying Party is contesting such claim in good faith and has assumed the defense of such claim, the Indemnified Party waives any right to indemnity therefor. Any such settlement or compromise of, or any final judgment or decree entered on or in, any claim, suit or action which the Indemnified Party defended or participated in the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnified Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.
  In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.

Section 7.4    Limitations on Indemnification.

  If the Indemnified Party fails to give notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article 7 may be sought within ten (10) days of the Indemnified Party's receipt of notice thereof, such failure shall not limit the liability of the Indemnifying Party; provided, that this provision shall not be deemed to limit the Indemnifying Party's rights to recover for any loss, cost, or expense that it can establish resulted from such failure to give prompt notice.
  The language set forth in this Article 7 exclusively governs the obligations of the Parties with respect to the subject matter thereof.
  Notwithstanding anything to the contrary set forth in this Article 7, none of Sellers nor Buyer shall have any obligation to indemnify an Indemnified Party in respect of any breach of a representation or warranty under Section 7.1(i) (other than Sections 4.3(b) and 4.4(b)) and Section 7.2(i) unless and until $100,000 in Losses have been incurred in the aggregate by the Indemnified Party in respect of breaches of representations and warranties under Section 7.1(i) (other than Sections 4.3(b) and 4.4(b)) or Section 7.2(i), as applicable. After the Indemnified Party incurs $100,000 in aggregate Losses, in respect of breaches of representations and warranties under Section 7.1(i) (other than Sections 4.3(b) and 4.4(b)) or Section 7.2(i), as applicable, Buyer or Sellers, whichever the case may be, shall indemnify the Indemnified Party in accordance with this Article 7 to the extent of the full amount of such Losses in excess of such $100,000.
  The amount of any Losses under Sections 7.1 and 7.2, as applicable, to be paid by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies. The Indemnifying Party shall not be liable for any Losses relating to any matter to the extent the Indemnified Party had been fully compensated for such matter pursuant to the Purchase Price adjustment under Section 3.4.

Section 7.5    Survival.

The representations and warranties of the respective Parties set forth in Article IV of this Agreement shall survive the Conversion Date until the date which is twelve months after the Conversion Date and shall then expire. Notwithstanding the foregoing, the representations and warranties in Sections 4.1(e), 4.2(e), 4.3(b), 4.3(e), 4.4(b), 4.4(e) and 4.5(c) shall survive the Initial Closing Date and remain in effect until the expiration of the statute of limitations applicable to the matters covered thereby. Claims for breach of any such representations or warranties may be asserted after expiration of the period specified above, and such claims shall not be subject to any defense based on nonsurvival of such representation and/or warranty if, but only if, written notice shall have been given with respect thereto on or before expiration of the period specified above in accordance with the terms of Section 7.3 hereof. The obligations of the Parties pursuant to Sections 6.4 and 6.5 with respect to public announcements and Confidential Information shall survive delivery and transfer of the Account Portfolio Assets to Buyer, and shall inure to the benefit of Buyer, Sellers and any assignee thereof. Without limiting the foregoing, all obligations of an Indemnifying Party to indemnify an Indemnified Party under this Article 7 shall survive the Initial Closing Date until expiration of the statute of limitations applicable to the matters covered thereby.

ARTICLE 8

TERMINATION

Section 8.1    Grounds for Termination.
  This Agreement may be terminated at any time prior to the Initial Closing Date:
    by mutual written agreement of Buyer and Sellers; and
    by any Party if the initial Closing shall not have occurred on or before February 28, 2003.

  The Party desiring to terminate this Agreement pursuant to Section 8.1(b) shall provide written notice of termination to the other Parties.

  Effect of Termination. If this Agreement is terminated as permitted by Section 8.1(a) such termination shall be without liability to any Party (or any Affiliate of such Party) to the other Parties to this Agreement; provided, that if such termination shall result from the willful failure of a Party to fulfill (unless such willful failure is due to the inability of such Party to obtain commercially reasonable terms) any closing condition under Article 5, where fulfillment is solely within such Party's control, such Party shall be fully liable for any and all Losses incurred or suffered by the other Parties as a result of such failure. The provisions of Sections 6.4, 6.5 and 9.14 shall survive any termination hereof pursuant to Section 8.1(a).

ARTICLE 9

MISCELLANEOUS

Section 9.1    Waiver.

Failure or delay on the part of any Party to exercise any right provided for herein, shall not act as a waiver thereof, nor shall any single or partial exercise of any right by a Party preclude the exercise of any other right or the further exercise of such right thereof. In no event shall a term or provision of this Agreement be deemed to have been waived, modified, or amended, unless said waiver, modification or amendment is in writing and signed by all of the Parties hereto.

Section 9.2    No Joint Venture.

Nothing in this Agreement shall be deemed to create a partnership or joint venture between any of the Parties. Except as expressly set forth herein, no Party shall have any authority to bind or commit the other Parties.

Section 9.3    Payment Terms.

All payments to be made by any Party pursuant to the terms of this Agreement shall be made by wire transfer in lawful money of the United States, immediately available funds, to a bank account in a member bank of the Federal Reserve System designated by the Party to which such payment is to be made.

Section 9.4    Entire Agreement.

Each Party acknowledges that no representations, agreements, or promises were made to it by the other Party or any of the other Party's employees other than those representations, agreements, or promises specifically contained in this Agreement. This Agreement (a) sets forth the entire understanding among the Parties hereto, (b) supersedes all negotiations, prior discussions and agreements, including without limitation, the Non-Binding Letter of Intent, dated December 20, 2002, between Gottschalks and Buyer and the Confidentiality Agreement, and (c) shall be binding on and shall inure to the benefit of each Party and their respective successors and assigns, except as otherwise provided herein. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Parties with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

Section 9.5    Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or the fifth (5th) day after the mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested, postage prepaid, by fax if immediately followed by registered or certified mail, or by a nationally recognized overnight delivery service to:

  Gottschalks Credit Receivables Corporation
  c/o Gottschalks, Inc.
  7 River Park Place East
  Fresno, California 93720
  Attention: President
  Facsimile: (559) 434-4666

  with copies to:

  Gottschalks Inc.
  7 River Park Place East
  Fresno, California 93720
  Attention: General Counsel
  Facsimile: (559) 434-4666

  And

  O'Melveny & Myers, LLP
  400 South Hope Street, 15th Floor
  Los Angeles, California 90071
  Attention: Daniel F. Passage, Esq.
  Facsimile: (213) 430-6407

  Household Bank (SB), N.A.
  2700 Sanders Road
  Prospect Heights, IL 60070
  Attention: General Counsel
  Facsimile: 847-564-6001

  with a copy to:

  Household Retail Services
  2700 Sanders Road
  Prospect Heights, IL 60070
  Attention: President
  Facsimile: 847-564-6280

Section 9.6    Amendment; Modification.

This Agreement may not be amended or modified except by a writing signed by each Party.

Section 9.7    Governing Law; Waiver of Jury Trial.

  This Agreement shall be governed by and be construed in accordance with the laws of the State of New York without regard to internal principles of conflict of laws.
  The Parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights pursuant hereto.

Section 9.8    Dispute Resolution.

  All Disputes shall be resolved in accordance with this Section 9.8. "Dispute" means any dispute, controversy or claim arising out of or relating to this Agreement, whether based on contract, tort, statute or other legal or equitable theory (including without limitation, any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) or the breach or termination thereof.
  The Parties agree to communicate with each other to achieve informal resolution of all Disputes that may arise under this Agreement. However, if such communication does not resolve such Dispute, the matter in dispute will be subject to the dispute resolution provisions set forth in this Section 9.8. The Party that desires to initiate the dispute resolution shall notify the other party in writing of the nature and details of the Dispute (the "Dispute Notice"). Within thirty (30) days from the date of delivery of the Dispute Notice, a face to face meeting of one or more principal officers of each party shall be held at a mutually convenient time and location to negotiate a resolution of the Dispute. If negotiation does not resolve the matter, the parties agree to submit the matter to mediation within forty (40) days from the date of delivery of the Dispute Notice. The mediation shall be administered in accordance with American Arbitration Association's Commercial Mediation Rules. The mediator will not have power to decide the Dispute, but will use mediation techniques to assist the Parties in reaching a resolution. The costs of such mediation shall be shared equally 50% by the Buyer and 50% by the Sellers. If the Dispute is not resolved by negotiation or mediation within fifty (50) days of delivery of the Dispute Notice, the Parties agree to submit the matter in dispute to binding arbitration which shall be conducted before JAMS/Endispute, Inc. ("JAMS") in accordance with the rules and regulations promulgated by JAMS as in effect at the time of the commencement of the arbitration.
  The arbitration shall be held before a single arbitrator acceptable to the Parties . If the Parties cannot agree on a single arbitrator, then (i) the Buyer shall choose one arbitrator and the Sellers shall choose one arbitrator and (ii) a third arbitrator shall be chosen by the other two arbitrators; provided, that each Arbitrator chosen under (i) and (ii) above shall not be an Affiliate of any party to such arbitration (the "Arbitrator(s)"). The Arbitrator(s) shall be bound by the terms of this Agreement. Any award made by the Arbitrator(s) shall be binding on the parties. Notwithstanding the foregoing provisions, any Party at any time may require that a matter in dispute be submitted directly to arbitration, irrespective of whether negotiation or mediation has been attempted or completed.
  Such arbitration shall be held in New York, New York.
  The Arbitrator shall have the authority, taking into account the Parties' desire that any arbitration proceeding hereunder be reasonably expedited and efficient, to permit the Parties to conduct discovery. Any such discovery shall be (i) guided generally by and be no broader than permitted under the United States Federal Rules of Civil Procedure and (ii) subject to the Arbitrator and the Parties entering into a mutually acceptable confidentiality agreement.
  The Arbitrator's or Arbitrators' decision and award in any such arbitration shall be made and delivered within 120 days of the date on which such arbitration proceedings commenced.
  The Arbitrator's or Arbitrators' decision shall be in writing and shall be as brief as possible and will include the basis for the Arbitrator's decision. A record of the arbitration proceeding shall be kept.
  Judgment on the award rendered by the Arbitrator may be entered into any court having jurisdiction thereof.
  The Arbitrator shall have the power but not the obligation to award to the Party it deems to have prevailed, all or a portion of the costs of the arbitration (including, transcripts, room rental fees and fees and expenses of the arbitrator and JAMS, and the reasonable legal fees, costs and disbursements of the prevailing Party thereto); provided, that if court proceedings to stay litigation or compel arbitration are necessary, the non-prevailing Party in such proceedings shall pay all reasonable costs, expenses, and attorney's fees incurred in connection with such court proceedings.
  The Parties hereto acknowledge and agree that this Section 9.8 shall not limit the right of any Party to seek from a court of competent jurisdiction any equitable relief with respect to the Dispute to which such Party may otherwise be entitled, including, without limitation, specific performance or injunctive or other relief.
  The Parties agree to participate in any arbitration in good faith.

Section 9.9    Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity of unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10    Assignment.

Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by any Party without the written consent of the other Parties.

Section 9.11    Accounting Terms.

Accounting terms used herein and not otherwise defined herein shall be construed in accordance with United States Generally Accepted Accounting Principles (GAAP) and definitions consistently applied.

Section 9.12    Singular and Plural.

Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 9.13    Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14    Expenses.

Except as otherwise specifically provided herein, all costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Parties, as the case may be, depending upon which Party incurred such costs and expenses; provided, however, that the Buyer agrees to pay all filing fees associated with any filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 9.15    Counterparts.

This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

GOTTSCHALKS INC.: By: /s/ James Famalette Title: President & CEO	HOUSEHOLD BANK (SB), N.A.: By: /s/ Richard C. Klesse Title: Vice President
GOTTSCHALKS CREDIT RECEIVABLES CORPORATION: By: /s/ Michael Geele Title: President

EXHIBIT A

ESTIMATED AND FINAL CLOSING STATEMENTS

Indebtedness (as calculated below) $_______________

Plus: Accrued Interest $_______________

Total Receivables Purchased $_______________

Plus: Prepaid Program Fee $_______________

Total Purchase Price $_______________

Indebtedness shall be calculated as follows:

Total accounts receivable (including Accounts and accounts

that do not satisfy the definition of an Account) $_______________

Less: Charged Off accounts $_______________

Less: Bankruptcy accounts $_______________

Less: Reaffirmation accounts $_______________

Less: Deceased accounts $_______________

Less: Fraud accounts $_______________

Less: Lost or Stolen accounts $_______________

Less: Pending Litigation accounts $_______________

Indebtedness (Total) $_______________

EXHIBIT B

CALCULATION OF ACCRUED INTEREST

Estimated Accrued Interest Report
Cycle #	Cycle Date	Cycle Period	Billed Interest	# Days in Cycle	Average Interest Per Day	# Days to 1/31	Estimated Accrued Interest
1	01/01/2003	12/2/02-1/1/03	-	31	-	30	-
2	01/05/2003	12/6/02-1/5/03	-	31	-	26	-
3	01/08/2003	12/9/02-1/8/03	-	31	-	23	-
4	01/11/2003	12/12/02-1/11/03	-	31	-	20	-
5	01/14/2003	12/15/02-1/14/03	-	31	-	17	-
6	01/15/2003	12/16/02-1/15/03	-	31	-	16	-
7	01/19/2003	12/20/02-1/19/03	-	31	-	12	-
8	01/23/2003	12/24/02-1/23/03	-	31	-	8	-
9	01/26/2003	12/27/02-1/26/03	-	31	-	5
10	01/28/2003	12/29/02-1/28/03	- _________	31	-	3	___________
Total			- ________				- _________

EXHIBIT C

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of the ___ day of January, 2003 by and among Gottschalks Credit Receivables Corporation ("GCRC"), Gottschalks Inc. ("Gottschalks" together with GCRC the "Sellers"), and Household Bank (SB), N.A. ("Buyer"), pursuant to that certain Purchase and Sale Agreement dated as of January ___, 2003 (the "Purchase Agreement") among Sellers and Buyer. Capitalized terms not otherwise defined herein have the meanings given such terms in the Purchase Agreement.

WHEREAS, each Seller desires to sell and assign to Buyer and Buyer wishes to purchase and accept from each Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, all of such Seller's right, title and interest in, to and under the Accounts and Customer Structure (collectively, the "Account Portfolio Assets"), on and after the Cut-Off Time applicable to such Account Portfolio Assets;

NOW, THEREFORE, pursuant to the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

    Acceptance and Assumption. Buyer hereby assumes and agrees to pay, perform in accordance with the terms of and be bound by each Seller's obligations that are to be performed after each Closing Date with respect to, and under, the Account Portfolio Assets of such Seller sold, granted, conveyed, delivered, transferred or assigned to Buyer on each such Closing Date.
    Benefit: Governing Law. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto and shall be governed by and construed and interpreted in accordance with the Purchase Agreement, the internal laws of the State of New York, without regard to principles of conflicts of laws, and applicable federal law.
    Effect on Purchase Agreement. Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, covenants, representations or warranties of Sellers or Buyer contained in the Purchase Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.

GOTTSCHALKS CREDIT RECEIVABLES CORPORATION By: /s/ Michael Geele Title: President GOTTSCHALKS INC. By: /s/ James Famalette Title: President & CEO	HOUSEHOLD BANK (SB), N.A.: By: /s/ Richard C. Klesse Title: Vice President

  EXHIBIT D

  BILL OF SALE

  THIS BILL OF SALE (this "Bill of Sale") is made and entered into as of the ___ day of January, 2003 by and among Gottschalks Credit Receivables Corporation ("GCRC"), Gottschalks Inc. ("Gottschalks" together with GCRC the "Sellers"), and Household Bank (SB), N.A. ("Buyer"), pursuant to that certain Purchase and Sale Agreement dated as of January ___, 2003 (the "Purchase Agreement") among Sellers and Buyer. Capitalized terms not otherwise defined herein have the meanings given such terms in the Purchase Agreement.

  WHEREAS, each Seller desires to sell and assign to Buyer and Buyer wishes to purchase and accept from each Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, all of such Seller's right, title and interest in, to and under the Accounts and Customer Structure, (collectively, the "Account Portfolio Assets") on and after the Cut-Off Time applicable to such Account Portfolio Assets;

  NOW, THEREFORE, pursuant to the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

  Sale and Transfer. Each Seller hereby sells, grants, conveys, delivers, transfers, and assigns to Buyer and its successors and assigns all of such Seller's right, title and interest in the Account Portfolio Assets on the Closing Date applicable to such Account Portfolio Assets, to have and to hold the Account Portfolio Assets for its or their own use and benefit forever.
  Representations and Warranties. The transfer of the Account Portfolio Assets pursuant to Section (a) hereof is subject to the representations and warranties contained in the Purchase Agreement that survive the Closing.
  Benefit: Governing Law. This Bill of Sale shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto and shall be governed by and construed and interpreted in accordance with the Purchase Agreement, the internal laws of the State of New York, without regard to principles of conflicts of laws, and applicable federal law.
  Effect on Purchase Agreement. Nothing contained in this Bill of Sale shall be deemed to supersede any of the obligations, agreements, covenants, representations or warranties of Sellers or Buyer contained in the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed by their duly authorized representatives the day and year first above written.

GOTTSCHALKS CREDIT RECEIVABLES CORPORATION By: /s/ Michael Geele Title: President GOTTSCHALKS INC. By: /s/ James Famalette Title: President & CEO	HOUSEHOLD BANK (SB), N.A.: By: /s/ Richard C. Klesse Title: Vice President

EXHIBIT E

BROKERS

Financo Inc.